Exhibit 10.17.2

AMENDMENT TO

DUKE ENERGY CORPORATION EXECUTIVE SAVINGS PLAN

The Duke Energy Corporation Executive Savings Plan (the “Plan”) is amended, effective as of December 18, 2006, as follows:

1.	Article II of the Duke Energy Corporation Executive Savings Plan I is hereby amended by adding a new subsection 2.30 at the end thereof as follows:

“2.30 “Duke Energy Retirement Cash Balance Plan” means the Duke Energy Retirement Cash Balance Plan as in effect on October 3, 2004, without giving effect to amendments adopted thereafter.”

2.	Article II of the Duke Energy Corporation Executive Savings Plan is hereby amended by deleting the reference to the “Duke Energy Corporation 1998 Long-Term Incentive Plan” and substituting therefore the “Duke Energy Corporation 2006 Long-Term Incentive Plan”.
3.	Section 4.3 of the Duke Energy Corporation Executive Savings Plan II is hereby superseded and replaced in its entirety as set forth below:
“4.3	Long-Term Incentive Plan Award Deferrals. Each eligible Participant may irrevocably elect to defer, in accordance with the terms of this Plan, the entire amount of any nonvested Award granted under a long-term incentive plan maintained by the Company (including the Company’s 2006 Long-Term Incentive Plan), subject to the following conditions:
(1)	Except as otherwise provided in this Section, the deferral election shall be made by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Company) of the calendar year next preceding the calendar year for which such Award is granted, or at such later time as is permitted by the Company, consistent with Section 409A of the Code, during the calendar year in which a Participant initially becomes eligible for the Plan.
(2)	To the extent permitted by the Company, and except as otherwise provided in Section 4.3(3), with respect to an Award that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least thirteen (13) months from the date that the service provider obtains a “legally binding right” to such Award (within the meaning of Section 409A of the Code), the deferral election shall be made by, and shall become irrevocable as of, the thirtieth (30th) day following the date that the Participant obtains the legally binding right to such Award.
(3)	To the extent permitted by the Company, with respect to an Award that constitutes “performance-based compensation” (within the meaning of Section 409A of the Code), the deferral election shall be made by, and shall become irrevocable as of, the date that is 6 months before the end of the applicable performance period (or such earlier date as specified by the Company), provided that in no event may such deferral election be made after such Award has become both substantially certain to be paid and readily ascertainable (within the meaning of Section 409A of the Code).
(4)	Upon the date that an Award that the Participant has elected to defer would otherwise have been payable, the number of shares of stock or the cash payment that would have become so payable but for the deferral election shall be converted into an equal number of units in the Duke Energy Common Stock—Stock Deferrals Subaccount.
(5)	Dividend Equivalents, to the extent deferred, shall also be deferred and credited to the Participant’s Duke Energy Common Stock—Stock Deferrals Subaccount commencing on the payment date of the first cash dividend of Duke Energy Common Stock that is declared after the date on which the deferred Award vests.
(6)	No deferral of a stock option or restricted stock award shall be permissible.”
4.	Section 4.4 of the Duke Energy Corporation Executive Savings Plan II is hereby superseded and replaced in its entirety as set forth below:
“4.4	Dividend Equivalents Deferrals. Each eligible Participant may irrevocably elect to defer, in accordance with the terms of this Plan, 100% of the amounts that would otherwise become payable as Dividend Equivalents, with respect to (i) an Award that is designated in the Award Agreement as a “Chairman’s Award,” or (ii) an Award with respect to which the Award Agreement specifically provides for the deferral of Dividend Equivalents. Such election must be made by the Participant at the time the Participant elects to defer receipt of the related Award pursuant to the terms of Section 4.3. Dividend Equivalents that have been deferred pursuant to the first sentence of this Section and credited to the Participant’s Account shall be credited to the Participant’s Duke Energy Common Stock—Stock Deferrals Subaccount as of the dates such amounts would otherwise become payable pursuant to such award.”
5.	Section 4.5 of the Duke Energy Corporation Executive Savings Plan II is hereby amended by replacing the words “Eligible Pay” with the words “Eligible Earnings” and by replacing the words “Before Tax Savings” with the words “Before-Tax Elective Deferrals”.
6.	The last sentence of Section 7.1 of the Duke Energy Corporation Executive Savings Plan II is hereby deleted in its entirety.

7.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

This amendment has been approved and signed by an authorized officer of Duke Energy Corporation as of the date specified above.

DUKE ENERGY CORPORATION

By:	/S/ CHRISTOPHER C. ROLFE
Christopher C. Rolfe
Group Executive and Chief
Administrative Officer